Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

Ironwood Multi-Strategy Fund LLC

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units of Limited Liability Company Interest	(1)	457(o)		$	$1,355,036,983.00	0.0001476	$0.00

Total Offering Amounts:							$1,355,036,983.00		0.00
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$0.00

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Offering Note(s)

(1)	The proposed maximum offering price per security will be determined, from time to time, by Ironwood Multi-Strategy Fund LLC (the “Fund”) in connection with the sale by the Fund of the securities registered under this Registration Statement. The Fund is a feeder fund in a master-feeder arrangement. The master fund is Ironwood Institutional Multi-Strategy Fund LLC (the “Master Fund”). Pursuant to the Fund’s and the Master Fund’s SEC no action letter, no fees are due or paid at the feeder level. See Ironwood Multi-Strategy Fund LLC and Ironwood Institutional Multi-Strategy Fund LLC, SEC No-Action Letter (pub. avail. April 19, 2017). For the Master Fund’s fee calculation see its Form N-2 registration statement dated August 31, 2024 (File No. 811-22463), filed on August 28, 2024.